Exhibit 99.1

FOR IMMEDIATE RELEASE

NOVEMBER 4, 2011

Contact:	Jill McMillan, Director, Public & Industry Affairs
Phone: (214) 721-9271
Jill.McMillan@CrosstexEnergy.com

CROSSTEX ENERGY REPORTS THIRD-QUARTER 2011 RESULTS

DALLAS, November 4, 2011 --- The Crosstex Energy companies, Crosstex Energy, L.P. (NASDAQ:XTEX) (the Partnership) and Crosstex Energy, Inc. (NASDAQ:XTXI) (the Corporation), today reported results for the third-quarter 2011.

Third-Quarter 2011 Compared with Third- Quarter 2010 — Crosstex Energy, L.P. Financial Results

The Partnership realized adjusted EBITDA of $50.1 million and distributable cash flow of $25.8 million for the third quarter of 2011, compared with adjusted EBITDA of $47.8 million and distributable cash flow of $22.6 million for the third quarter of 2010. Adjusted EBITDA and distributable cash flow are non-GAAP financial measures and are explained in greater detail under “Non-GAAP Financial Information.” There is a reconciliation of these non-GAAP measures to net income (loss) in the tables at the end of this news release.

The Partnership reported a net loss of $2.7 million for the third quarter of 2011 versus a net loss of $3.7 million for the third quarter of 2010.

“We completed a solid quarter with year over year growth despite several operational challenges which impacted our results,” said Barry E. Davis, Crosstex President and Chief Executive Officer. “We’ve taken strategic steps to enter into three new operating areas with projects that complement and expand upon our existing operations. We are confident that we can deliver long-term sustainable growth and shareholder value through successful execution of our strategy.”

The Partnership’s third-quarter 2011 gross operating margin of $91.0 million increased $7.4 million above gross operating margin for the third quarter of 2010. The increase was due to a favorable processing environment and higher gathering and processing volumes in north Texas in the current quarter. Gross operating margin is a non-GAAP financial measure and is explained in greater detail under “Non-GAAP Financial Information.” There is a reconciliation of this non-GAAP measure to operating income in the tables at the end of this news release.

The Partnership reports results by operating segment principally based on regions served. Reportable segments consist of the natural gas gathering, processing and transmission operations in the Barnett Shale in north Texas and in the Permian Basin in west Texas (NTX); the pipelines and processing plants in Louisiana (LIG); and the south Louisiana processing and natural gas liquids (NGL) assets, including NGL fractionation and marketing activities (PNGL).

-more-

Each business segment’s contribution to the increase in the third-quarter 2011 gross operating margin as compared to the third-quarter 2010, and the factors affecting those contributions, are described below:

•                  The LIG segment’s gross operating margin increased $4.0 million, primarily the result of the continued strength of the processing environment.

•                  The NTX segment’s gross operating margin improved by $3.6 million. The positive impact of increased gathering and transmission volumes, higher processed volumes and the favorable processing environment was partially offset by increased losses on a certain long-term delivery contract for the third quarter of 2011.

•                  The PNGL segment’s gross operating margin declined $0.2 million. Increased plant processing margins were offset by reduced margins from NGL fractionation and marketing activity during the quarter.

The Partnership’s third-quarter 2011 operating expenses of $28.1 million rose $1.7 million, or six percent, from the third quarter of 2010.  The increase was primarily the result of higher labor and benefit expenses. General and administrative expenses rose $2.4 million, or 21 percent, versus the third quarter of 2010 largely due to higher labor and benefit expenses and professional fees and services costs in addition to increased bad debt expense related to uncollectible gathering fees related to a particular customer. Depreciation and amortization expense for the third quarter of 2011 rose $3.7 million, or 13 percent, compared with the third quarter of 2010 primarily due to increased amortization of intangibles. Interest expense decreased to $19.5 million for the third quarter of 2011 from $20.3 million for the third quarter of 2010 primarily due to lower senior note interest and amortization of debt issue costs.

The net loss per limited partner common unit for the third quarter of 2011 was $0.14 compared with a net loss of $0.13 per common unit for the third quarter of 2010.

Third-Quarter 2011 Compared with Second-Quarter 2011 — Crosstex Energy, L.P. Financial Results

The Partnership’s adjusted EBITDA was $50.1 million for the third quarter of 2011 and distributable cash flow was $25.8 million, declines of $5.3 million and $7.1 million, respectively, versus the second quarter of 2011. The declines were primarily the result of a $5.6 million decrease in gross operating margin to $91.0 million versus the second-quarter 2011 gross operating margin of $96.6 million. The major contributors to the gross operating margin decline were within the PNGL segment. These included decreased volumes at the Pelican gas processing plant due to rerouting of a Gulf of Mexico pipeline connection; a decline in volumes at the Blue Water processing plant because the plant was idled for repairs during the quarter; a reduction in volumes processed at the Eunice processing plant due to increased levels of CO2 in the processing stream; and the reduction in NGL fractionation and marketing margins caused by these reductions in processed volumes. The Partnership anticipates these issues will be resolved during the first quarter of 2012.

Third-Quarter 2011 Compared with Third- Quarter 2010 — Crosstex Energy, Inc. Financial Results

The Corporation reported a net loss of $1.6 million for the third quarter of 2011 compared with a net loss of $2.0 million for the third quarter of 2010.

On a stand-alone basis, the Corporation had cash on hand of approximately $5.5 million and no debt as of the end of the third quarter of 2011.

Crosstex to Hold Earnings Conference Call Today

The Partnership and the Corporation will hold their quarterly conference call to discuss third-quarter 2011 results today, November 4, at 10:00 a.m. Central time (11:00 a.m. Eastern time).

The dial-in number for the call is 1-888-713-4217.  Callers outside the United States should dial 1-617-213-4869. The passcode is 88577827 for all callers. Investors are advised to dial in to the call at least 10 minutes prior to the call time to register.  Participants may preregister for the call at https://www.theconferencingservice.com/prereg/key.process?key=PPHEE3A6J.  Preregistrants will be issued a pin number to use when dialing in to the live call, which will provide quick access to the conference by bypassing the operator upon connection.  Interested parties also can access the live webcast of the call on the Investors page of Crosstex’s website at www.crosstexenergy.com.

After the conference call, a replay can be accessed until February 27, 2012, by dialing 1-888-286-8010. International callers should dial 1-617-801-6888 for a replay.  The passcode for all callers listening to the replay is 16850448.  Interested parties also can visit the Investors page of Crosstex’s website to listen to a replay of the call.

About the Crosstex Energy Companies

Crosstex Energy, L.P., a midstream natural gas company headquartered in Dallas, operates approximately 3,300 miles of pipeline, nine processing plants and three fractionators. The Partnership currently provides services for 3.2 billion cubic feet of natural gas per day, or approximately six percent of marketed U.S. daily production.

Crosstex Energy, Inc. owns the two percent general partner interest, a 25 percent limited partner interest and the incentive distribution rights of Crosstex Energy, L.P.

Additional information about the Crosstex companies can be found at www.crosstexenergy.com.

Non-GAAP Financial Information

This press release contains non-generally accepted accounting principle financial measures that the Partnership refers to as gross operating margin, adjusted EBITDA and distributable cash flow. Gross operating margin is defined as revenue minus the cost of purchased gas and NGLs. Adjusted EBITDA is defined as net income plus interest expense, provision for income taxes, depreciation and amortization expense, impairments, stock-based compensation, loss on extinguishment of debt, (gain) loss on noncash derivatives, transaction costs associated with successful transactions and minority interest; less gain on sale of property. Distributable cash flow is defined as earnings before certain noncash charges and the gain on the sale of assets less maintenance capital expenditures. The amounts included in the calculation of these measures are computed in accordance with generally accepted accounting principles (GAAP) with the exception of maintenance capital expenditures.  Maintenance capital expenditures are capital expenditures made to replace partially or fully depreciated assets in order to maintain the existing operating capacity of the assets and to extend their useful lives.

The Partnership believes these measures are useful to investors because they may provide users of this financial information with meaningful comparisons between current results and prior-reported results and a meaningful measure of the Partnership’s cash flow after it has satisfied the capital and related requirements of its operations.

Gross operating margin, adjusted EBITDA and distributable cash flow, as defined above, are not measures of financial performance or liquidity under GAAP. They should not be considered in isolation or as an indicator of the Partnership’s performance. Furthermore, they should not be seen as measures of liquidity or a substitute for metrics prepared in accordance with GAAP. A reconciliation of these measures to net income (loss) is included among the following tables.

This press release contains forward-looking statements within the meaning of the federal securities laws. These statements are based on certain assumptions made by the Partnership and the Corporation based upon management’s experience and perception of historical trends, current conditions, expected future developments and other factors the Partnership and the Corporation believe are appropriate in the circumstances. These statements include, but are not limited to, statements with respect to the Partnership’s and the Corporation’s guidance and future outlook, distribution and dividend guidelines and future estimates and results of operations. Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond the control of the Partnership and the Corporation, which may cause the Partnership’s and the Corporation’s actual results to differ materially from those implied or expressed by the forward-looking statements. These risks include the following: (1) the Partnership’s profitability is dependent upon prices and market demand for natural gas and NGLs; (2) the Partnership’s substantial indebtedness could limit its flexibility and adversely affect its financial health; (3) the Partnership may not be able to obtain funding which would impair its ability to grow; (4) the Partnership and the Corporation do not have diversified assets; (5) drilling levels may decrease due to deterioration in the credit and commodity markets; (6) the Partnership’s credit risk management efforts may fail to adequately protect against customer nonpayment; (7) the Partnership’s use of derivative financial instruments does not eliminate its exposure to fluctuations in commodity prices and interest rates; (8) the Partnership may not be successful in balancing its purchases and sales; (9) the amount of natural gas transported in the Partnership’s gathering and transmission lines may decline as a result of reduced drilling by producers, competition for supplies, reserve declines and reduction in demand from key customers and markets; (10) the level of the Partnership’s processing operations may decline for similar reasons; (11) operational, regulatory and other asset-related risks, including weather conditions such as hurricanes, exist because a significant portion of the Partnership’s assets are located in southern Louisiana; and (12) other factors discussed in the Partnership’s and the Corporation’s Annual Reports on Form 10-K for the year ended December 31, 2010, and other filings with the Securities and Exchange Commission. The Partnership and the Corporation have no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events, or otherwise.

 (Tables follow)

CROSSTEX ENERGY, L.P.

Selected Financial Data

(All amounts in thousands except per unit amounts)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2011	2010	2011	2010
	(Unaudited)		(Unaudited)

Midstream revenues	$517,498	$454,735	$1,533,003	$1,365,441
Purchased gas and NGLs	426,539	371,072	1,255,650	1,116,573

Gross operating margin	90,959	83,663	277,353	248,868

Operating costs and expenses:
Operating expenses	28,126	26,476	81,083	78,365
General and administrative	13,712	11,277	38,111	35,669
(Gain) loss on sale of property	397	(588)	317	(14,367)
Loss on derivatives	563	1,582	5,520	6,872
Impairments	—	—	—	1,311
Depreciation and amortization	31,912	28,185	93,200	82,097
Total operating costs and expenses	74,710	66,932	218,231	189,947

Operating income	16,249	16,731	59,122	58,921

Interest expense, net of interest income	(19,507)	(20,334)	(59,952)	(67,188)
Loss on extinguishment of debt	—	—	—	(14,713)
Other income	786	109	656	314
Total other income (expense)	(18,721)	(20,225)	(59,296)	(81,587)
Loss before non-controlling interest and income taxes	(2,472)	(3,494)	(174)	(22,666)
Income tax provision	(287)	(161)	(898)	(809)
Net loss	(2,759)	(3,655)	(1,072)	(23,475)
Less: Net income (loss) attributable to the non-controlling interest	(23)	13	(130)	(11)
Net loss attributable to Crosstex Energy, L.P.	$(2,736)	$(3,668)	$(942)	$(23,464)
Preferred interest in net income attributable to Crosstex Energy, L.P.	$4,558	$3,676	$13,382	$9,926
Beneficial conversion feature attributable to preferred units	$—	$—	$—	$22,279
General partner interest in net income (loss)	$(76)	$(820)	$(709)	$(3,596)
Limited partners’ interest in net income (loss) attributable to Crosstex Energy, L.P.	$(7,218)	$(6,524)	$(13,615)	$(52,073)
Net income (loss) attributable to Crosstex Energy, L.P. per limited partner’s unit:
Basic and diluted common unit	$(0.14)	$(0.13)	(0.26)	(1.02)
Weighted average limited partners’ units outstanding:
Basic and diluted common units	50,650	50,142	50,562	49,872
Series A convertible preferred units outstanding	14,706	14,706	14,706	14,706

CROSSTEX ENERGY, L.P.

Reconciliation of Net Income (Loss) to Adjusted EBITDA and Distributable Cash Flow

(All amounts in thousands except ratios and per unit amounts)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2011	2010	2011	2010
	(Unaudited)		(Unaudited)

Net loss attributable to Crosstex Energy, L.P.	$(2,736)	$(3,668)	$(942)	$(23,464)
Depreciation, amortization and impairments	31,912	28,185	93,200	83,408
Stock-based compensation	1,509	1,860	5,504	7,106
Interest expense, net	19,507	20,334	59,952	67,188
Loss on extinguishment of debt	—	—	—	14,713
(Gain) loss on sale of property	397	(588)	317	(14,367)
Noncash derivatives, taxes and other	(537)	1,647	1,351	2,133
Adjusted EBITDA	50,052	47,770	159,382	136,717

Interest expense (1)	(19,569)	(20,334)	(58,813)	(63,538)
Cash taxes and other cash expenses (2)	(412)	(285)	(1,274)	(1,184)
Maintenance capital expenditures	(4,264)	(4,555)	(9,460)	(8,876)
Distributable cash flow	$25,807	$22,596	$89,834	$63,119
Actual distribution (common and preferred)	$21,602	$16,832	$62,881	$23,082
Distribution coverage	1.19	1.34	1.43	2.73

Distributions declared per limited partner unit	$0.31	$0.25	$0.91	$0.25
Distributions declared per preferred unit	$0.31	$0.25	$0.91	$0.68

(1)   Excludes $678 thousand of debt issuance cost amortization and $894 thousand of senior secured note make-whole and call premium paid-in-kind interest resulting from repayment of such notes from the proceeds of the preferred unit sale and an asset sale for the nine months ended September 30, 2010.

(2)   Excludes $100 thousand and $418 thousand of startup expenses related to successfully transacted growth projects for the three months and nine months ended September 30, 2011, respectively.

CROSSTEX ENERGY, L.P.

Operating Data

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2011	2010	2011	2010

Pipeline Throughput (MMBtu/d)
LIG	859,000	883,000	907,000	895,000
NTX - Gathering	779,000	736,000	769,000	737,000
NTX - Transmission	342,000	344,000	351,000	342,000

Total Gathering and Transmission Volume	1,980,000	1,963,000	2,027,000	1,974,000

Natural Gas Processed (MMBtu/d)
PNGL	699,000	878,000	837,000	886,000
LIG	236,000	284,000	244,000	285,000
NTX	258,000	224,000	248,000	210,000

Total Gas Volumes Processed	1,193,000	1,386,000	1,329,000	1,381,000

Commercial Services Volume (MMBtu/d)	252,000	123,000	212,000	73,000

NGLs Fractionated (Gal/d)	987,000	972,000	1,088,000	934,000

Realized weighted average Natural Gas Liquids price ($/gallon)	1.41	0.93	1.28	0.99
Actual weighted average Natural Gas Liquids-to-Gas price ratio	371%	237%	344%	245%

North Texas Gathering (1)
Wells connected	22	26	94	84

(1)

North Texas Gathering wells connected are as of the last day of the period and include Centralized Delivery Point (“CDP”) connections where the Partnership connects multiple wells at a single meter station.

CROSSTEX ENERGY, INC.

Selected Financial Data

(All amounts in thousands except per share amounts)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2011	2010	2011	2010
	(Unaudited)		(Unaudited)

Midstream revenues	$517,498	$454,735	$1,533,003	$1,365,441
Purchased gas and NGLs	426,539	371,072	1,255,650	1,116,573

Gross operating margin	90,959	83,663	277,353	248,868

Operating costs and expenses:
Operating expenses	28,126	26,476	81,083	78,365
General and administrative	14,331	11,964	40,084	37,900
(Gain) loss on sale of property	397	(588)	317	(14,367)
Loss on derivatives	563	1,582	5,520	6,872
Impairments	—	—	—	1,311
Depreciation and amortization	31,930	28,203	93,257	82,153
Total operating costs and expenses	75,347	67,637	220,261	192,234

Operating income	15,612	16,026	57,092	56,634

Interest expense, net of interest income	(19,506)	(20,334)	(59,946)	(67,184)
Loss on extinguishment of debt	—	—	—	(14,713)
Other income	786	109	656	314
Total other income (expense)	(18,720)	(20,225)	(59,290)	(81,583)
Loss before non-controlling interest and income taxes	(3,108)	(4,199)	(2,198)	(24,949)
Income tax benefit	1,156	1,536	2,054	5,325
Net loss	(1,952)	(2,663)	(144)	(19,624)
Less: Net loss attributable to the non-controlling Interest	(364)	(683)	4,054	(10,061)
Net loss attributable to Crosstex Energy, Inc.	$(1,588)	$(1,980)	$(4,198)	$(9,563)
Net loss per common share:
Basic and diluted	$(0.04)	$(0.04)	$(0.09)	$(0.20)
Weighted average shares outstanding:
Basic and diluted	47,191	46,887	47,136	46,677
Dividends declared per common share	$0.10	$0.07	$0.29	$0.07